Exhibit 99.1

Investor Update - March 15, 2021

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes expected operational and financial information, including operating cost per available seat mile, excluding fuel and other items (CASMex) and cash flow from operations. Our disclosure of CASMex, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2020. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Q1 INFORMATION
FINANCIAL AND OPERATING METRICS EXPECTATIONS
The public health and economic crises resulting from the outbreak of COVID-19 have dramatically impacted demand for air travel and driven significant change to our business operation and performance. From the beginning of these crises, the recovery path has been volatile and difficult to predict. If circumstances no longer support the plans we have established, our expectation for these metrics could change.
The table below provides February results and our expectations for the first quarter.

	February Results(a)	Q1 Expectation(a)	Previous Q1 Expectation(c)
Capacity (ASMs) % change versus 2019(a)(b)	Down ~33%	Down ~33% (d)	Down ~30%
Revenue passengers % change versus 2019(a)	Down 59%	Down 55% to 60%	Down 55% to 60%
Passenger load factor	49%	~45% to 50%	~45% to 50%
Total revenue % change versus 2019(a)	Down 69%	Down 55% to 60%	Down 55% to 60%
Cost per ASM excluding fuel and special items % (CASMex) change versus 2019(a)	n/a	Up ~23%(d)	Up ~20%
Cash flow from operations	n/a	$50 to $100 million	Negative $100 million to $0
(a)Due to the unusual nature of 2020, all year-over-year comparisons are versus the comparable period 2019.
(b)Capacity guidance excludes the impacts of close in cancels that could occur as we monitor demand throughout the period.
(c)See investor update filed February 23, 2021.
(d)In February, we experienced snow storms across our network, including Seattle, which resulted in irregular operations and the cancellation of flights. As a result of these irregular operations, our capacity guidance has been adjusted down by 3 points for the quarter, and our CASMex expectations adjusted up for the quarter an equivalent amount. While unit costs were pressured as a result of the decline in ASMs, absolute costs were not materially impacted.

LIQUIDITY UPDATES
Our first quarter cash flow from operations expectation has increased, as shown in the above table, as bookings for future travel have shown strong improvement in the month of March. This cash flow from operations expectation includes funds that we expect to receive related to the CARES Act Payroll Support Program (PSP) grant. If that funding is not received in March, our guidance would be lower by the amount of the PSP grant funding, or approximately $200 million.
In March 2020, we entered into a 364-day Senior Secured Term Loan agreement which currently has an outstanding balance of $371 million, and is due to mature in full on March 25, 2021. We expect to extend the maturity of this agreement into 2022.